Exhibit 10.2

                               GRAPHON CORPORATION

                           KEY EMPLOYEE SEVERANCE PLAN


SECTION 1.  INTRODUCTION

      GraphOn Corporation Key Employee Severance Plan (the "Plan") is designed to provide separation pay to eligible terminating employees.


SECTION 2.  ELIGIBILITY AND PARTICIPATION

      You become eligible to participate in the Plan if (i) you are an employee of GraphOn Corporation or, if applicable, any successor entity (the "Company");
(ii) you are notified in writing that you are eligible to participate in the Plan; (iii) your service with the Company terminates due to an "Involuntary Termination" (as hereinafter defined) or a "Constructive Termination" (as hereinafter defined) within twelve (12) months (twenty-four (24) months in the case of senior management who are so notified in writing) following a "Designated Event" (as hereinafter defined), and you agree and sign a waiver and release upon such Termination. The business decisions that may result in your becoming eligible to participate in the Plan are decisions to be made by the Company in its sole discretion.

      If you are eligible to participate in the Plan, you are automatically a "Participant" in the Plan and may receive benefits as described below. Participation ends when you are no longer eligible to receive any Plan benefits.

      For purposes of this Plan, the following terms shall have the meanings set forth below:

      a. "Cause" means any one of the following:

           i. your conviction of any felony or of a misdemeanor involving fraud, dishonesty or moral turpitude,

           ii. your loss of any professional license required to perform your duties at the Company, or entry of an order or judgment by a tribunal or agency which has the effect of prohibiting you from performing your duties at the Company,

           iii. your violation of any law or significant policy of the Company committed in connection with the performance of your duties, or your violation of any other policy of the Company that would constitute grounds for immediate dismissal in accordance with the terms of such policy, regardless of whether within or outside the scope of your authority,

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           iv. your willful or intentional misconduct, recklessness or gross negligence in the performance of your duties, regardless of whether within or outside the scope of your authority at the Company,

           v. your failure or refusal to comply with a specific direction of the person or persons you report to at the Company provided that to the extent such failure or refusal is susceptible to cure, it is not cured to the best of your ability within five (5) business days after the delivery of written notice of such failure or refusal to you, or

           vi. you have engaged in an action or inaction which resulted in a material loss, damage or an injury to the Company.

      b. "Constructive Termination" means that you voluntarily terminate your service with the Company (and all other entities that together with the Company would be treated as a single "service recipient" for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code")) after any of the following acts or omissions are undertaken without your express written consent:

           i. the assignment to you of any duties or responsibilities which result in any material diminution in your position, status or circumstances of employment as in effect immediately prior to a Designated Event, or your removal from any of such positions, except in connection with the termination of your employment for Cause;

           ii. a reduction by the Company in your annual base salary as in effect immediately prior to a Designated Event;

           iii. your relocation, or the relocation of the Company's principal executive offices if your principal office is at such offices, to a location more than fifty (50) miles from the location at which you were performing your duties prior to a Designated Event, except for required travel on the Company's business to an extent substantially consistent with your business travel obligations at the time of a Designated Event; or

           iv. any failure by the Company to obtain the assumption of this Plan by any successor or assign of the Company;

provided, however, that you do not terminate your employment unless and until you have provided the Company with written notice of the acts or omissions that constitute grounds for a Constructive Termination and the Company fails to cure such acts or omissions within thirty (30) days after receiving such written notice.

      c. "Designated Event" means any transaction or series of transactions that constitute a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, as defined in regulations promulgated under Section 409A of the Code.

      d. "Involuntary Termination" means your dismissal or discharge by the Company (and all other entities that together with the Company would be treated


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as a single "service recipient" for purposes of Section 409A of the Code) for reasons other than for Cause. The termination of your service will not be deemed to be an "Involuntary Termination" if your termination occurs as a result of your death or disability.

SECTION 3.  BENEFITS

      As a Participant in the Plan, you are eligible to receive the following benefits commencing as of the date of your Constructive Termination or Involuntary Termination that occurs within twelve (12) months (twenty-four (24) months in the case of senior management who are so notified in writing) following a Designated Event:

      a. Salary Continuation. The Company shall pay to you twelve (12) months (twenty four (24) months in the case of senior management who are so notified in writing) of base pay or salary. Such amount shall be paid to you in regular installments on the normal payroll dates of the Company, shall be reduced by any cash severance or similar cash benefit payable to you under any other plan, policy or agreement of or with the Company or any affiliate, and shall be subject to all required tax withholding.

      b. Bonuses. The Company shall pay to you an amount equal to any bonus to which you would have been entitled under the Company's incentive bonus plan for the twelve (12) months (twenty-four (24) months in the case of senior management who are so notified in writing) following your termination of employment if (i) you had remained continuously employed by the Company throughout such period and to the bonus payment date in the same capacity in which you were employed upon your termination of employment, (ii) the Company's incentive bonus plan had been the same during such period as during the full year most recently completed prior to the Designated Event, and (iii) you and the Company had achieved 100% of any objectives affecting individual bonus amounts under such plan. Such amount shall be determined at the time of your termination of employment and paid to you in equal installments along with the salary continuation payments described above.

      c. Health and Other Insurance Benefits. The Company shall pay on your behalf (i) the group health insurance premium necessary to maintain the same or equivalent group health insurance coverage for you and any persons covered as your dependents on the date of your termination of employment, and (ii) the premiums on any group life or other insurance which the Company was paying immediately prior to your termination of employment, all such coverage to continue for the number of months for which you are entitled to base pay or salary continuation under the Plan (not to exceed twelve (12) months or twenty-four (24) months in the case of senior management who are so notified in writing) or in any case, if shorter, the period ending on the date you and your dependents become covered under another group insurance plan providing similar benefits. Such continuation of group health insurance coverage shall be applied toward the Company's obligation under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), and you and your eligible dependents shall be entitled to maintain such coverage, at your and their expense, for the balance of the period required by COBRA, if any, following such continuation of coverage.

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      d. Stock Options. Each outstanding stock option granted to you by the
Company prior to the Designated Event which remains outstanding immediately prior to the occurrence of a Designated Event shall be fully vested and exercisable as of the date of your Constructive Termination or Involuntary Termination; provided, however, that if the Company's successor does not assume the Company's stock options in connection with a Designated Event, your outstanding stock options will become fully vested and exercisable immediately prior to the occurrence of the Designated Event. In addition, unless the Company's successor does not assume the Company's stock options in connection with a Designated Event, the time within which each outstanding stock option may be exercised shall be the period beginning as of the date of your Constructive Termination or Involuntary Termination and ending on the earlier of (i) the tenth (10th) anniversary the date on which the options were granted or (ii) the date on which such options would have expired if you had remained in continuous employment with the Company through such expiration date.

      e. Release. To receive benefits under this Plan, you must execute a release of all claims against the Company, in a form that is satisfactory to the Company, and such release must become effective in accordance with its terms. You are not eligible for benefits under the Plan if your employment terminates due to death, disability or any other reason other than an Involuntary Termination or a Constructive Termination that occurs within twelve (12) months (twenty-four (24) months in the case of executive officers who are so notified in writing) following a Designated Event.

      f. Parachute Payments. If any payment or benefit you would receive under this Plan when combined with any other payment or benefit you receive after the occurrence of the Designated Event that would constitute a "parachute payment" within the meaning of Section 280G of the Code (a "Payment") that, but for this sentence, would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then such Payments shall be reduced (with cash Payments being reduced before any Payment attributable to the accelerated vesting of stock options or other non-cash Payments) to such lesser amount as would result in no portion of the Payments being subject to the Excise Tax. Any cash payments reduced pursuant to the preceding sentence shall be applied ratably to each installment payment due under paragraph (a) and (b) before any other Payment is reduced.

      g. Deferral of Payments Necessary to Avoid Taxation Under Code Section 409A. If you are a "specified employee" as defined in any specified employee policy adopted by the Company in accordance with regulations promulgated under
Section 409A (or, if the Company has not adopted a specified employee policy, as defined in the default provisions of regulations promulgated under Section 409A of the Code), you will not receive any payments under paragraphs (a) and (b) above during the six month period following your termination of service to the extent that such payments exceed two times the lesser of (i) your compensation for the calendar year preceding the calendar year in which your Constructive Termination or Involuntary Termination occurs or the maximum amount of


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compensation that may be taken into account under Code Section 401(a)(17) for the year in which your Constructive Termination or Involuntary Termination occurs. The amount, if any, by which the payments under paragraphs (a) and (b) are reduced during such six month period pursuant to the preceding sentence shall be paid to you in a lump sum six months after your Constructive Termination or Involuntary Termination.

This Plan is intended to comply with the requirements of Code Section 409A and shall be construed to prevent the imposition of tax penalties thereunder.


SECTION 4.  ADMINISTRATION AND OPERATION OF THE PLAN

      The Company is the "plan sponsor" and a committee of not fewer than two
(2) officers of the Company designated by the Board of Directors of the Company (the "Committee") is the "administrator" of the Plan (the "Plan Administrator"), as the terms "plan sponsor" and "administrator" are defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The Committee, in its capacity as Plan Administrator is the named fiduciary that has the authority to control and manage the operation and administration of the Plan. The Committee has the sole discretion to make such rules, regulations, interpretations of the Plan and computations and shall take such other actions to administer the Plan as it may deem appropriate in its sole discretion. Such rules, regulations, interpretations, computations, and other actions shall be conclusive and binding upon all persons. The Committee may engage the services of such persons or organizations to render advice or perform services with respect to its responsibilities under the Plan as it shall determine to be necessary or appropriate. Such persons or organizations may include (without limitation) actuaries, attorneys, accountants and consultants.

      The responsibilities of the Company under the Plan shall be carried out on its behalf by its directors, officers, employees and agents, acting on behalf or in the name of the Company in their capacity as directors, officers, employees and agents and not as individual fiduciaries. The Committee may delegate any of its fiduciary responsibilities under the Plan to another person or persons pursuant to a written instrument that specifies the fiduciary responsibilities so delegated to each such person.


SECTION 5.  CLAIMS, INQUIRIES AND APPEALS

      Applications for Benefits and Inquiries. Applications for benefits should be in writing, signed and submitted to: Plan Administrator, Key Employee Severance Plan, GraphOn Corporation, 5400 Soquel Avenue Suite A-2, Santa Cruz, CA 95062.

      Denial of Claims. If any application for benefits is denied in whole or in part, the Plan Administrator must notify you, in writing, of the denial of the application, and of your right to review the denial. The written notice of denial will be set forth in a manner designed to be understood, and will include specific reasons for the denial, specific references to the Plan provision upon


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which the denial is based, a description of any information or material that the
Plan Administrator needs to complete the review and an explanation of the Plan's review procedure.

      This written notice will be given to you within ninety (90) days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional ninety (90) days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to you before the end of the initial 90-day period.
      This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the application. You will receive a written notice of acceptance or denial of the application for benefits within the specified time. If your benefits are denied, you will then be permitted to appeal the denial in accordance with the review procedure described below.

      Request for Review. You (or your authorized representative) may appeal a denied benefit claim by submitting a request for a review to: Review Panel, Key Employee Severance Plan, GraphOn Corporation, 5400 Soquel Avenue Suite A-2, Santa Cruz, CA 95062. The Review Panel shall be comprised of two (2) or more persons to be appointed by the Company. Your appeal must be submitted within sixty (60) days after the application is denied. The Review Panel will give you (or your representative) an opportunity to review pertinent documents in preparing a request for a review.

      A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that you or your representative believe are pertinent. The Review Panel may require you or your representative to submit additional facts, documents or other material as it may find necessary or appropriate in making its review.

      Decision on Review. The Review Panel will act on each request for review within sixty (60) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional sixty
(60) days) for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished within the initial 60-day period. The Review Panel will give written notice of its decision to the applicant. In the event that the Review Panel confirms the denial of the application for benefits in whole or in part, the notice will outline, in a manner calculated to be understood by the average Participant, the specific Plan provisions upon which the decision is based. If written notice of the Review Panel's decision is not given within the time prescribed above, the application will be deemed accepted on review and benefits will be retro-active to the date of your Constructive Termination or Involuntary Termination and payments will be made immediately.

      Rules and Procedures. The Plan Administrator and/or the Review Panel may establish rules and procedures, consistent with the Plan and with ERISA, as


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necessary and appropriate in carrying out their responsibilities in reviewing benefit claims. If you wish to submit additional information in connection with an appeal from the denial of benefits, you may be required to do so at your own expense.

      Exhaustion of Remedies. No legal action for benefits under the Plan may be brought until (i) a written application for benefits has been submitted in accordance with the procedures described above, (ii) the person claiming benefits has been notified by the Plan Administrator that the application is denied , (iii) a written request for review of the application has been submitted in accordance with the appeal procedure described above, and (iv) the person appealing the denial has been notified in writing that the Review Panel has denied the appeal.


SECTION 6.  BASIS OF PAYMENTS TO AND FROM THE PLAN

      All benefits under the Plan shall be paid by the Company. The Plan shall be unfunded and benefits hereunder shall be paid only from the general assets of the Company.


SECTION 7.  AMENDMENT AND TERMINATION

      The Company reserves the right to amend or terminate this Plan at any time; provided, however, that this Plan may not be amended or terminated following the occurrence of a Designated Event but shall, in any event, terminate on December 31, 2010 if a Designated Event has not occurred before that date.


SECTION 8.  NON-ALIENATION OF BENEFITS

      No Plan benefit may be anticipated, alienated, sold, transferred, assigned, pledged, encumbered or charged, and any attempt to do so will be void.


SECTION 9.  LEGAL CONSTRUCTION

      This Plan shall be interpreted in accordance with ERISA and, to the extent not preempted by ERISA, with the laws of the State of California. This Plan constitutes both a plan document and a summary plan description for purposes of ERISA.


SECTION 10.  OTHER PLAN INFORMATION

      Plan Name:  GraphOn Corporation Key Employee Severance Plan

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      Employer Name and Address:  GraphOn Corporation
                                  5400 Soquel Avenue Suite A-2
                                  Santa Cruz, CA 95062

      Employer Identification Number (EIN):    13-3899021

      Plan Identification Number:  ____

      Plan Type: unfunded welfare benefit plan providing severance benefits

      Type of Administration: internal administration by the Committee

      Plan Administrator:  Committee
                           GraphOn Corporation
                           5400 Soquel Avenue Suite A-2
                           Santa Cruz, CA 95062
                           Tel.: (800) 472-7466

      Agent for the Service of Legal Process: The Plan's agent for service of legal process is: Chief Financial Officer, GraphOn Corporation, 5400 Soquel Avenue Suite A-2, Santa Cruz, CA 95062. In addition, service of legal process may be made upon the Plan Administrator.

      Ending Date of the Plan's Fiscal Year:  December 31


SECTION 11:  STATEMENT OF ERISA RIGHTS

      As a participant in the GraphOn Corporation Key Employee Severance Plan (the "Plan") (which is an employee welfare benefit plan sponsored by the Company) you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including the right to:

      a. Examine, without charge, at the Plan Administrator's office and at other specified locations, such as worksites, all documents governing the Plan, a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor, and available in the Public Disclosure Room of the Employee Benefits Security Administration;

      b. Obtain copies of documents governing the operation of the Plan, the latest annual report (Form 5500 Series) and updated summary plan description upon written request to the Plan Administrator. The Plan Administrator may make a reasonable charge for the copies; and

      In addition to creating rights for Plan Participants, ERISA imposes duties upon the people responsible for the operation of the Plan. The people who


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operate the Plan, called "fiduciaries" of the Plan, have a duty to do so prudently and in the interest of you and other Plan Participants and beneficiaries. No one, including the Company or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a Plan benefit or exercising your rights under ERISA.

      If your claim for a Plan benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

      Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court. If it should happen that the Plan fiduciaries misuse the Plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

      If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.



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